Exhibit 99.1

Mesa-Offshore-Trust

Mesa Offshore Trust Announces No Trust Income for January 2010

MESA OFFSHORE TRUST

JPMorgan Chase Bank, N.A., Trustee

NEWS

RELEASE

For Immediate Release

Austin, Texas January 26, 2010 - Mesa Offshore Trust (OTC symbol-MOSH) announced that there will be no Trust income distribution for the month of January 2010 for Unitholders of record on January 31, 2010.

The Trust will receive $46,562 in Royalty income from the Working Interest Owner for the month of January 2010. No Royalty income will be distributed to Unitholders until JPMorgan Chase Bank, N.A., in its capacity as Trustee (the “Trustee”), recoups Trust expenses being paid from the reserve that the Trustee has established for anticipated future expenses. As of January 31, 2010, approximately $5.3 million will be withheld by the Trustee from future Royalty income before Trust distributions to the Unitholders will resume. On December 3, 2007, the Trust entered into an Amended and Restated Promissory Note with JPMorgan Chase Bank, N.A. as lender (the “Lender”), which amended the Demand Promissory Note (the “Demand Note”) dated September 28, 2007, relating to demand loans that may be advanced by the Lender from time to time in the principal amount of up to $3 million. On August 25, 2008, the Trustee executed an amended and restated Demand Note that among other things increased the aggregate principal amount available for borrowing to $4 million. On January 28, 2009, the Trustee executed an amended and restated Demand Note that among other things increased the aggregate principal amount available for borrowing to $5 million. The demand loans bear interest at the prime rate plus 2%, provided such rate shall in no event exceed the maximum legal rate of interest permitted by applicable law. As of July 24, 2009, approximately $5,000,000 had been advanced to the Trustee for Trust expenses under this Demand Note. Subsequent to October 29, 2009, JPMorgan has not advanced any additional monies to the Trust under this Demand Note. Amounts outstanding under this Demand Note will be cancelled pursuant to the terms of a settlement agreement conditioned upon the trial court’s underlying judgment becoming final and non-appealable on or about February 1, 2010.

In addition to amounts outstanding under the Demand Note, approximately $600,000 has been advanced by JPMorgan to the Trustee for Trust expenses incurred subsequent to April 27, 2009 relating to the administration of the Trust.

On November 11, 2009, final bids were received in a public auction for the West Delta 61 property.  The West Delta 61 property was sold to the highest bidder, Emerald Energy, for a purchase price of $700,000.  The sale of this asset was completed effective December 1, 2009 and the Trust received net proceeds (after deducting commissions and expenses) of approximately $654,660.  This asset has been sold in connection with the ongoing termination and liquidation of the Trust.

By letter dated January 11, 2010, Pioneer Natural Resources informed the Trust that it determined, and its co-working interest owner agreed, that the Brazos A-39 No. 5 well, platform and related facilities should be abandoned pursuant to an operating agreement governing the property.  As a result, the Brazos A-39 lease will lapse and revert to the U.S. government, and all of the interests in the lease will be extinguished.  The Brazos A-39 lot, including Pioneer’s working interest, previously drew no bids in an auction provided for under a settlement agreement executed May 18, 2009 with the Trust relating to the lawsuit by MOSH Holding, L.P. and other plaintiffs.  Production from the Brazos A-39 No. 5 well was relied upon to maintain the Brazos A-39 lease, but the well was shut in by a pipeline purchaser on September 2, 2009 because the production does not meet pipeline specifications.

Based on these events, Pioneer has informed the Trust that it is moving forward with the final accounting relating to the termination, liquidation and wind-up of the Mesa Offshore Royalty (the “Partnership”) in accordance with the settlement agreement and the Partnership’s First Amended and Restated Articles of General Partnership.  Pioneer expects to complete that process by the end of the first quarter 2010.

At the time the Trustee received the approximate $654,660 net sales proceeds for the West Delta 61 property, the Trust had outstanding expenses of approximately $332,500. Administrative expenses totaling $488,796 were paid after the receipt of the $654,660 leaving a cash balance of approximately $165,864 and outstanding expenses of approximately $96,414 and $600,000 advanced by JPMorgan on December 23, 2009.  The Trust expects to pay any unpaid expenses and amounts advanced by JPMorgan with settlement proceeds once released to the Trustee from escrow.

Based on the sale or abandonment by the Partnership of all of the overriding royalty and other interests conveyed to the Partnership pursuant to the Conveyance, the Trust will terminate at such effective time in accordance with Section 9.02 of the Trust’s Royalty Trust Indenture (the “Trust Indenture”) and with the settlement agreement.  The Trustee will continue to act as Trustee and exercise its powers for the purpose of liquidating and winding up the affairs of the Trust at its termination until its duties have been fully performed and the Trust estate is finally distributed.  In accordance with the Trust Indenture and the settlement agreement, the Trustee will as promptly as possible distribute the proceeds of any such sales and any other cash in the Trust estate (including settlement proceeds), after paying, satisfying and discharging all of the liabilities of the Trust, or, when necessary, setting up reserves in such amounts as the Trustee in its discretion deems appropriate for contingent liabilities.

Contact:	Mesa Offshore Trust
JPMorgan Chase Bank, N.A., as Trustee
Mike Ulrich
1(800) 852-1422

www.businesswire.com/cnn/mosh.htm

919 Congress Avenue, Austin, TX 78701